Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237988

Prospectus Supplement No. 2
(To prospectus dated May 21, 2020)

8,343,000 Shares of Common Stock
Pre-Funded Warrants to Purchase up to 13,428,500 Shares of Common Stock
Warrants to Purchase up to 21,771,500 Shares of Common Stock

Ring Energy, Inc.

This prospectus supplement (“Supplement No. 2”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated May 21, 2020 (“Prospectus”), and the Prospectus Supplement dated October 27, 2020 (“Prospectus Supplement No. 1”), included in our registration statement on Form S-3 (Registration No. 333-237988) declared effective by the Securities and Exchange Commission (“SEC”) on May 21, 2020. This Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus and the Prospectus Supplement No. 1.

As previously reported on Form 8-K filed with the SEC on October 29, 2020, on October 29, 2020, Ring Energy, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors, pursuant to which the Company agreed, among other things, to offer, issue and sell an aggregate of (i) 12,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) pre-funded warrants to purchase up to 9,052,630 shares of Common Stock, and (iii) common warrants to purchase up to 21,052,630 shares of Common Stock to the investors in a registered direct offering, for an aggregate purchase price of $18.0 million. The warrants had an exercise price of $0.80 per share and were exercisable until October 29, 2025.

On April 11 and 12, 2023, the Company and certain holders of the warrants (the “Participating Holders”) entered into a form of Warrant Amendment and Exercise Agreements (the “Exercise Agreements”) pursuant to which the Company agreed to reduce the exercise price of an aggregate of 14,512,165 warrants held by such Participating Holders from $0.80 to $0.62 per share (the “Reduced Exercise Price”) in consideration for the full exercise of the warrants held by each such Participating Holder in full at the Reduced Exercise Price in cash. The Company received aggregate gross proceeds of $8,997,543 from the exercise of the warrants by the Participating Holders pursuant to the Exercise Agreement. After the full exercise of the warrants held by the Participating Holders, warrants to purchase approximately 78,200 shares of Common Stock remain outstanding.

The information contained in this Supplement No. 2 modifies and supersedes, in part, the information in the Prospectus and Prospectus Supplement No. 1. Any information that is modified or superseded in the Prospectus and Prospectus Supplement No. 1 shall not be deemed to constitute a part of the Prospectus or Prospectus Supplement No. 1, except as modified or superseded by this Supplement No. 2.

We may amend or supplement the Prospectus and any supplements to it from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-9 of our Prospectus Supplement No. 1, and elsewhere in the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in Prospectus Supplement No. 1 and the Prospectus, as well as the other information contained in Prospectus Supplement No. 1, this Supplement No. 2 and the Prospectus. This Supplement No. 2, Prospectus Supplement No. 1 and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors”

section of Prospectus Supplement No. 1 and the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement No. 2, Prospectus Supplement No. 1 and the Prospectus.

Prospectus Supplement No. 2
Dated April 12, 2023

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